EXHIBIT 10.3

                            nStor Technologies, Inc.
                              100 Century Boulevard
                            West Palm Beach, FL 33417




March 20, 2003


H. Irwin Levy
nStor Technologies, Inc.
100 Century Blvd
West Palm Beach, FL  33417

Dear Mr. Levy:

In connection with that certain 8% Convertible Promissory Note, dated February 19, 2003, in the amount of $200,000 (the "Note"), payable by nStor Technologies, Inc. ("nStor") to H. Irwin Levy ("Holder"), and the related Amended and Restated Stock Pledge Agreement dated as of February 19, 2003 ("Stock Pledge Agreement"), we have agreed to the following amendments:

1) The second paragraph of page 1 of the Note, which states that "This Note is secured by shares of common stock of Stonehouse Technologies, Inc. pursuant to that certain Stock Pledge Agreement of even date herewith between the Company and Holder", is hereby deleted in its entirety and Holder hereby relinquishes any and all of rights under the Stock Pledge Agreement.

2) Under paragraph 1a. of page 2 of the Note, Holder hereby relinquishes it right to convert all or a portion of the outstanding principal amount of the Note and/or any accrued and unpaid interest into shares of common stock of Stonehouse Technologies, Inc. Holder will continue to have conversion rights into shares of nStor common stock based on the per share conversion price in said paragraph 1a ($0.29 per share).

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate below your concurrence with the foregoing.

Sincerely,                                                Agreed:

/s/ Jack Jaiven
                                                          By: /s/ H. Irwin Levy
Jack Jaiven                                               H. Irwin Levy
Vice President and Treasurer

JJ/dpj